UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – July 1, 2005

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard Suite 1600 Covington, Kentucky		41011
(Address of Principal Executive Offices)		(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not applicable

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2005, Omnicare, Inc. (“Omnicare”) entered into an Asset Purchase Agreement (the “Agreement”) with RxCrossroads, L.L.C. (“RxCrossroads”), RxInnovations, LLC, a wholly owned subsidiary of RxCrossroads (“RxInnovations”), Making Distribution Intelligent, L.L.C. (“MDI” and, together with RxCrossroads and RxInnovations, the “Sellers”) and Louisville Public Warehouse Company, the holder of 100% of the membership interests of each of RxCrossroads and MDI. Pursuant to the terms of the Agreement, Omnicare will acquire substantially all of the assets of the Sellers for a total purchase price of $235 million in cash. The transaction is subject to regulatory approval and other customary conditions. The transaction is expected to close in the third quarter of 2005.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit No. 10.1 and incorporated herein by reference.

On July 1, 2005, Omnicare issued a press release regarding the execution of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Asset Purchase Agreement, dated as of July 1, 2005, by and among Omnicare, Inc., RxCrossroads, L.L.C., RxInnovations, LLC, Making Distribution Intelligent, L.L.C. and Louisville Public Warehouse Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ CHERYL D. HODGES
	Name:	Cheryl D. Hodges
	Title:	Senior Vice President and Secretary

Dated: July 8, 2005